Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Robin N. Lowe
Chief Financial Officer
T: 1-345-815-9919
E: Robin.Lowe@AltisourceAMC.com

Altisource Asset Management Corporation Reports First Quarter 2017 Results;
Continued Progress on RESI's Strategic Objectives

CHRISTIANSTED, U.S. Virgin Islands, May 9, 2017 (GLOBE NEWSWIRE) - Altisource Asset Management Corporation (“AAMC” or the “Company”) (NYSE MKT: AAMC) today announced financial and operating results for the first quarter of 2017.

First Quarter 2017 Highlights and Recent Developments

•
Negotiated Altisource Residential Corporation's (“RESI”) definitive agreement to purchase up to 3,500 rental homes in a seller financed transaction; completed first closing of 757 properties in March 2017.[1]

•	Completed RESI’s sale of 556 mortgage loans to a third party.

•	Negotiated RESI’s expected sale of up to 2,384 mortgage loans with an aggregate UPB of $574.4 million to a third party.[2]

•	Sold 413 non-rental REO properties for RESI.

•	Advised RESI on a new $100.0 million five-year term loan with a fixed 5.0% interest rate, collateralized by residential rental properties.

•	Amended and extended RESI’s $250.0 million loan and security agreement with Nomura, demonstrating the continued support of lenders.

•	Completed repurchases of $4.0 million of AAMC common stock, bringing total repurchases under AAMC's repurchase program to approximately $264.5 million.

“We are proud of the substantial growth of RESI’s single-family rental portfolio under our management. We are continuing to build RESI’s acquisition channels, deliver strong rental operating metrics and guide RESI’s divestiture of legacy loan and REO assets in favor of high-yielding single-family rental properties,” stated Chief Executive Officer, George Ellison. “These continued achievements on behalf of RESI are important in delivering long-term value for AAMC’s shareholders.”

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1 Second closing is scheduled to occur in the second quarter of 2017 and is subject to continuing due diligence, inspection of homes and finalization of pricing.

2 Closing is scheduled to occur in May 2017, subject to execution of definitive purchase agreement and completion of final due diligence. Certain loans may not be sold in the closing due to their conversion to REO or diligence findings; therefore, the total number of sold loans will be less than 2,384.

First Quarter 2017 Financial Results

AAMC’s net loss for the first quarter of 2017 totaled $1.3 million, or $0.89 per diluted share, compared to a net loss of $0.9 million, or $0.50 per diluted share, for the first quarter of 2016.

About AAMC

AAMC is an asset management company that provides portfolio management and corporate governance services to investment vehicles. Additional information is available at www.altisourceamc.com.

Forward-looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: AAMC’s ability to implement its business plan; AAMC's ability to leverage strategic relationships on an efficient and cost-effective basis; AAMC's and RESI's ability to compete; AAMC’s ability to implement RESI’s business plan; general economic and market conditions; governmental regulations, taxes and policies; AAMC's ability to generate adequate and timely sources of liquidity and financing for itself or RESI; RESI’s ability to sell residential mortgage assets on favorable terms or at all; AAMC's ability to identify and acquire assets for RESI’s portfolio; RESI’s ability to complete potential transactions in accordance with anticipated terms and on a timely basis or at all; Altisource Portfolio Solutions S.A. and its affiliates’ ability to effectively perform its obligations under various agreements with RESI; the failure of Main Street Renewal, LLC to effectively perform under its property management agreement with RESI; and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.

Altisource Asset Management Corporation
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended March 31, 2017	Three months ended March 31, 2016
Revenues:
Management fees from RESI	$4,211	$4,124
Conversion fees from RESI	604	402
Expense reimbursements from RESI	196	—
Total revenues	5,011	4,526
Expenses:
Salaries and employee benefits	4,687	4,209
Legal and professional fees	684	541
General and administrative	1,157	1,021
Total expenses	6,528	5,771
Other income:
Dividend income on RESI common stock	244	292
Other income	12	2
Total other income	256	294
Loss before income taxes	(1,261)	(951)
Income tax expense (benefit)	57	(11)
Net loss	$(1,318)	$(940)

Loss per share of common stock – basic:
Loss per basic share	$(0.89)	$(0.50)
Weighted average common stock outstanding – basic	1,545,555	1,990,153

Loss per share of common stock – diluted:
Loss per diluted share	$(0.89)	$(0.50)
Weighted average common stock outstanding – diluted	1,545,555	1,990,153

Altisource Asset Management Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets:
Cash and cash equivalents	$30,855	$40,584
Available-for-sale securities (RESI common stock)	24,773	17,934
Related party receivables	5,091	5,266
Prepaid expenses and other assets	2,510	1,964
Total assets	$63,229	$65,748

Liabilities:
Accrued salaries and employee benefits	$959	$4,100
Accounts payable and other accrued liabilities	3,056	4,587
Total liabilities	4,015	8,687

Commitments and contingencies

Redeemable preferred stock:
Preferred stock, $0.01 par value, 250,000 shares issued and outstanding as of March 31, 2017 and December 31, 2016; redemption value $250,000	249,392	249,340

Stockholders' deficit:
Common stock, $0.01 par value, 5,000,000 authorized shares; 2,740,548 and 1,547,002 shares issued and outstanding, respectively, as of March 31, 2017 and 2,637,629 and 1,513,912 shares issued and outstanding, respectively, as of December 31, 2016	27	26
Additional paid-in capital	32,931	30,696
Retained earnings	44,775	46,145
Accumulated other comprehensive income (loss)	2,569	(2,662)
Treasury stock, at cost, 1,193,546 shares as of March 31, 2017 and 1,123,717 shares as of December 31, 2016	(270,480)	(266,484)
Total stockholders' deficit	(190,178)	(192,279)
Total liabilities and equity	$63,229	$65,748